                                                                      EXHIBIT 99
                                                                 FIRST OAK BROOK
                                                                      BANCSHARES

            NEWS RELEASE / NEWS RELEASE / NEWS RELEASE / NEWS RELEASE

DATE OF RELEASE:  July 16, 2002

FOR FURTHER INFORMATION, CONTACT:            Rosemarie Bouman,
                                             Vice President
                                             and Chief Financial Officer
                                             (630) 571-1050 ext. 258


                   FIRST OAK BROOK BANCSHARES, INC. ANNOUNCES
                             SECOND QUARTER RESULTS

2002 Second Quarter Results

(Unaudited)

OAK BROOK, IL - FIRST OAK BROOK BANCSHARES, INC., (NASDAQ:FOBB) today reported a net loss of $2.329 million for the second quarter of 2002, compared to net income of $3.214 million for the second quarter of 2001. The diluted loss per share was $.36 for the second quarter 2002 compared to diluted earnings per share of $.50 for the second quarter 2001.

The net loss is due to a special $10.35 million pre-tax provision to the allowance for loan losses occasioned by an apparent loan fraud. As previously announced in its May 14, 2002 press release, the Company expected and now has recorded the $6.8 million after-tax effect of this event. Additional information is provided hereafter under the heading "Asset Quality".

Excluding the $6.8 million after-tax effect of the special provision, net income would have been $4.502 million for the second quarter of 2002, an increase of 40% as compared to 2001. Diluted earnings per share would have been $.69 for the second quarter of 2002, up 38%. ROE would have been 17.67% and ROA would have been 1.26% for the second quarter 2002.

Net interest income increased 27% in the second quarter, due to a 12% increase in average earning assets (including 11% average loan growth) and an improvement of 37 basis points in the net interest margin. Margins widened because the cost of deposits and other borrowings fell faster than loan and investment yields.

Other income, excluding securities gains in 2002, increased 21%, driven by growth in the Company's following businesses:

        .       Treasury Management - up $379,000, or 26%

        .       Merchant Card Processing - up $265,000, or 29%
        .       Investment Management and Trusts - up $45,000, or 12%

Other expenses rose 18% in second quarter 2002 primarily from higher compensation costs, professional fees related to the apparent loan fraud, and increased merchant credit card interchange expenses.

Six Month Earnings

(Unaudited)

Net income for the first six months of 2002 was $1.634 million compared to $6.197 million in 2001. Diluted earnings per share were $.25 in 2002 compared to $.96 in 2001.

Excluding the $6.8 million after-tax effect of the special provision in the second quarter of 2002, net income for the first six months of 2002 would have been $8.465 million, up 37% from 2001. Diluted earnings per share would have been $1.30, up 35% from 2001. ROE would have been 16.77%, and ROA would have been 1.21% for the first half of 2002.

Net interest income increased 26% for the first six months of 2002 as compared to 2001. This improvement was due to a 12% increase in average earning assets (including 9% average loan growth) and a 37 basis point rise in the net interest margin. The margin improvement was attributable to the cost of deposits and other borrowings falling faster than loan and investment yields.

Other income, excluding securities gains in both 2002 and 2001 and the $172,000 gain on the sale of the Broadview drive-thru in 2001, increased 27%, driven by growth in the Company's following businesses:

        .       Treasury Management - up $755,000, or 27%
        .       Merchant Card Processing - up $636,000, or 38%
        .       Investment Management and Trusts - up $115,000, or 16%

Other expenses rose by 17% in 2002 primarily due to higher compensation costs, professional fees, and increased merchant credit card interchange expense.

Asset Quality

(unaudited)

Nonperforming loans totaled $18.9 million, or 1.99% of loans outstanding. Nonperforming assets totaled $19.2 million and include repossessed vehicles in the process of sale. The Company has no other real estate owned or renegotiated loans.

The increase in nonperformers is due to the addition of the $17.2 million outstanding on a luxury, high rise condominium construction project at 60 W. Erie in the Cathedral District of Chicago's River North neighborhood. The unfinished project is now in foreclosure and court receivership, following the maturity of the mortgage and subsequent discovery of an apparent fraud by the borrowers. The Bank continues to evaluate alternatives relating to the project and will vigorously pursue recovery, including claims under the Bank's insurance bond.

On July 11, 2002, two of the developers, Jeffrey Grossman and Donald Grauer, were arrested, the offices of the 60 W. Erie developers were searched, and a criminal complaint was filed in the U.S. Court for the Northern District of Illinois alleging, among other things, a scheme to defraud Oak Brook Bank and, separately, Fifth Third Bank.

While the Company has established a specific allocation in its allowance for loan losses of $10.35 million related to the 60 W. Erie loan, the Company did not charge off any portion of the loan in the second quarter. The Company anticipates that a charge off will be recorded once a determination is made with respect to the disposition of the project. It remains too early to evaluate recovery prospects and no assurances can be given about the amount or timing thereof.

Upon detecting the 60 W. Erie irregularities, the Bank engaged a team of specialists from KPMG LLP to review all of the Bank's construction loans and engaged RSM McGladrey, Inc. to review all other commercial loan relationships with outstanding balances over $1 million. These reviews did not identify any losses from other borrowers.

Because of the 60 W. Erie loan, the Company increased its total loss provision for the second quarter of 2002 to $10,850,000. This compares to a provision of $325,000 the year before. The Company's allowance for losses rose to $18.2 million at June 30, 2002, or 1.91% of loans outstanding and .96x nonperforming loans.

Net charge-offs of $131,000 for the first six months totaled .03% of average loans (annualized), compared to peers .30% at March 31, 2002, the most recent comparative data available. Virtually all charge-offs relate to the Company's $231 million (average balance) indirect auto and Harley-Davidson motorcycle portfolio. The annualized loss ratio of .13% within that portfolio is favorable compared to peers.

Record Assets and Equity at June 30, 2002; $12 million in Trust Preferred Issued

Total assets reached a record high of $1.539 billion at June 30, 2002, up 11% from $1.387 billion at December 31, 2001.

Shareholders' equity also reached a record high of $102.6 million at June 30, 2002, up 3% from $99.6 million at December 31, 2001.

The Company's and Oak Brook Bank's capital ratios met the "well capitalized" criteria of the Federal Reserve and FDIC, respectively. "Well-capitalized" status reduces Fed regulatory burdens and lessens FDIC insurance assessments.

$12 million in Trust Preferred Securities issued. As announced on June 27, 2002, the Company received $12 million in proceeds during the second quarter as part of a pooled Trust Preferred program. The proceeds bear a variable interest rate of 90-day LIBOR plus 3.45%, initially 5.34%, and represent a portion of a $520 million pool distributed in an institutional private placement. The proceeds, which are expected to qualify as Tier 1 Capital for regulatory purposes, provide capital to support the Company's and the Bank's future growth.

President's Comments and Earnings Guidance

Richard M. Rieser, Jr., Company president, said, "Those who follow our Company know we set a very high bar when it comes to credit quality. While we're disheartened by any potential loss, particularly one this size, we are confident this irregularity is limited to this borrower.

"The good news is, underlying Company fundamentals remain strong. Had this event not occurred, we would have reported record earnings for the second quarter. For now, we've had to reset our sights on 2002 earnings per share in the range of $1.45 to $1.55. New business generation and our pipeline in commercial banking/treasury management, retail banking, consumer lending and investment management remain vibrant. Assets at $1.539 billion and equity capital at $102.6 million set records. We believe this setback in commercial lending is isolated and temporary."

Other

First Oak Brook Bancshares, Inc. owns Oak Brook Bank. The Bank operates fourteen banking offices, twelve in the western suburbs of Chicago, one in the northern suburbs of Chicago, and one at Huron and Dearborn Streets in downtown Chicago, in addition to an Internet branch at www.obb.com.

The Bank's 14/th/ office in Bolingbrook, IL, which opened recently in March 2002, has had one of the most successful launches in the Bank's history. In just four months, Bolingbrook has attracted over $18 million in new deposits.

The Bank expects to open its 15/th/ office by year-end 2002 at 55/th/ Street and Plainfield Road in Countryside, Illinois. The Bank also has a contract on property at Route 38 and Randall Road in St. Charles, Illinois where it plans to build a branch to open in 2003, subject to local approvals.

The Bank's newest deposit product, the Advance Interest CD, has met with an outstanding reception. This product, which pays interest up front, rather than in arrears, in just three months from its introduction, already accounts for $98.0 million in deposits.

The Company, at its board meeting on July 16, 2002, named Charles J. Gries, 57, to its board, replacing Richard F. Levy who recently resigned. Mr. Gries, head of the public accounting firm of Charles J. Gries & Company LLP, Schaumburg, Illinois, continues to serve as an Advisory Director of the Bank, a position he has held since 1980. Mr. Gries also will continue to chair the Bank's audit committee.

The Company's Common Stock trades on the Nasdaq Stock Market(R) under the symbol FOBB. FOBB was added to the Russell 2000(R) Index effective July 1, 2002 for a term of one year.

The following firms make a market in the Company's Common Stock. (Those marked with an asterisk also are providing research coverage.): *Stifel Nicolaus & Co.; Spear, Leeds & Kellogg; *Howe Barnes Investments, Inc.; Keefe, Bruyette & Woods, Inc.; Knight Securities L.P.; William Blair & Co.; Trident Securities, Inc.; RBC Dain Rauscher; Sandler, O'Neill & Partners; Herzog, Heine, Geduld, Inc.; *Smith, Moore & Co.; McConnell Budd & Downes; *Midwest Research First Tennessee; and Huntleigh Securities Corp.

At our Web site www.firstoakbrook.com you will find shareholder information including this press release and electronic mail boxes. You will also have the option of directly linking to additional financial information filed with the SEC.

A condensed balance sheet, income statement and selected financial data are enclosed.

     Forward-Looking Statements
     This release contains certain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and this statement is included for purposes of involving these safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe the Company's future plans, strategies and expectations, can generally be identified by use of the words "believe," "expect," "intend," "anticipate," "estimate," "project," or similar expressions. The Company's ability to predict results or the actual effect of future plans or strategies is inherently uncertain and actual results may differ materially from the results projected in forward-looking statements due to various factors. These risks and uncertainties include, but are not limited to, fluctuations in market rates of interest and loan and deposit pricing; a deterioration of general economic conditions in the Company's market areas; legislative or regulatory changes; adverse developments in our loan or investment portfolios; the assessment of its provision and reserve for loan losses; developments pertaining to the loss situation discussed above; significant increases in competition or changes in depositor preferences or loan demand, difficulties in identifying attractive branch sites or other expansion opportunities, or unanticipated delays in construction buildout; difficulties in attracting and retaining qualified personnel; and possible dilutive effect of potential acquisitions or expansion. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. We undertake no obligation to update publicly any of these statements in light of future events except as may be required in subsequent periodic reports filed with the Securities and Exchange Commission.

FIRST OAK BROOK BANCSHARES, INC.AND SUBSIDIARY
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(In Thousands)                                                                June 30,          December 31,            June 30,
                                                                                2002                2001                  2001
                                                                            -----------------------------------------------------
Assets
    Cash and due from banks                                                 $   45,371          $     54,097           $   46,063
    Interest bearing deposits and federal funds sold                           104,004                56,001               60,219
    Investment securities                                                      413,388               327,389              315,471
    Loans:
        Commercial loans                                                       138,531               146,691              147,538
        Construction loans                                                     104,333               102,594               71,887
        Commercial mortgage loans                                              237,633               213,689              178,371
        Residential mortgage loans                                             106,317               105,168              118,215
        Home equity loans                                                      115,427               112,877              105,177
        Indirect vehicle loans                                                 239,673               224,311              220,476
        Other consumer loans                                                    10,578                11,353               11,290
        Unearned income                                                            (20)                  (38)                 (72)
                                                                            ----------          ------------           ----------
    Total loans, net of unearned income                                        952,472               916,645              852,882
    Allowance for loan losses                                                  (18,201)               (6,982)              (6,159)
                                                                            ----------          ------------           ----------
    Net loans                                                                  934,271               909,663              846,723
    Other assets                                                                41,645                39,401               38,610
                                                                            ----------          ------------           ----------
Total assets                                                                $1,538,679          $  1,386,551           $1,307,086
                                                                            ==========          ============           ==========

Liabilities
    Demand deposits                                                         $  227,453          $    211,939           $  189,670
    Interest-bearing deposits                                                  994,736               866,027              826,182
                                                                            ----------          ------------           ----------
    Total deposits                                                           1,222,189             1,077,966            1,015,852
    Short-term debt                                                             96,532               102,013               90,459
    FHLB borrowings                                                             92,000                86,000               86,000
    Trust Preferred Capital Securities                                          18,000                 6,000                6,000
    Other liabilities                                                            7,313                15,020               14,150
                                                                            ----------          ------------           ----------
Total liabilities                                                            1,436,034             1,286,999            1,212,461
Shareholders' equity                                                           102,645                99,552               94,625
                                                                            ----------          ------------           ----------
Total liabilities and equity                                                $1,538,679          $  1,386,551           $1,307,086
                                                                            ==========          ============           ==========

FIRST OAK BROOK BANCSHARES'S INC. AND SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

                                                               Three months ended                     Six months ended
                                                                     June 30,             %               June 30,              %
  (In Thousands Except Per Share Data)                          2002         2001      Change         2002       2001        Change
                                                            ---------------------------------      ---------------------------------
  Interest income:
     Loans/(1)/                                             $    15,011   $   16,408      (9)      $   29,754  $  32,779        (9)
     Investments/(1)/                                             5,496        5,190       6           10,433     10,381         1
     Other                                                          251          498     (50)             591      1,039       (43)
                                                            -----------   ----------               ----------  ---------
  Total interest income/(1)/                                     20,758       22,096      (6)          40,778     44,199        (8)
  Interest expense:
     Deposits                                                     6,771        9,894     (32)          13,583     20,210       (33)
     Short term debt                                                354        1,053     (66)             925      2,384       (61)
     FHLB borrowings                                              1,350        1,307       3            2,642      2,565         3
     Trust Preferred Capital Securities                             170          160       6              331        320         3
                                                            -----------   ----------               ----------  ---------
  Total interest expense                                          8,645       12,414     (30)          17,481     25,479       (31)
                                                            -----------   ----------               ----------  ---------
     Net interest income/(1)/                                    12,113        9,682      25           23,297     18,720        24
  Tax equivalent adjustment                                         254          319     (20)             438        632       (31)
                                                            -----------   ----------               ----------  ---------
     Net interest income                                         11,859        9,363      27           22,859     18,088        26
  Provision for loan losses                                      10,850          325    3238           11,350        550      1964
                                                            -----------   ----------               ----------  ---------
     Net interest income after provision for loan losses          1,009        9,038     (89)          11,509     17,538       (34)
  Other income:
     Service charges on deposit accounts                          1,846        1,467      26            3,593      2,838        27
     Investment management and trust fees                           434          389      12              815        700        16
     Merchant card processing fees                                1,193          928      29            2,310      1,674        38
     Fees on mortgages sold, net of commissions                      80          150     (47)             276        210        31
     Other income                                                   615          508      21            1,164      1,163         -
     Investment securities gains                                    307            -       *              315        234         *
                                                            -----------   ----------               ----------  ---------
  Total other income                                              4,475        3,442      30            8,473      6,819        24
  Other expenses:
     Salaries and employee benefits                               5,224        4,472      17           10,337      8,994        15
     Occupancy and equipment                                      1,016        1,018       -            2,005      2,012         -
     Data processing                                                385          380       1              805        722        11
     Advertising and business development                           435          403       8              853        782         9
     Merchant card interchange expense                              945          732      29            1,799      1,340        34
     Other                                                        1,249          832      50            2,178      1,574        38
                                                            -----------   ----------               ----------  ---------
  Total other expenses                                            9,254        7,837      18           17,977     15,424        17
                                                            -----------   ----------               ----------  ---------
     Income (loss) before income taxes                           (3,770)       4,643    (181)           2,005      8,933       (78)
     Income tax expense (benefit)                                (1,441)       1,429    (201)             371      2,736       (86)
                                                            -----------   ----------               ----------  ---------
  Net income (loss)                                         $    (2,329)  $    3,214    (172)      $    1,634  $   6,197       (74)
                                                            ===========   ==========               ==========  =========

  Diluted earnings (loss) per share                         $      .(36)  $      .50    (172)      $      .25  $     .96       (74)
                                                            ===========   ==========               ==========  =========

  /(1)/ On a fully tax equivalent basis.
  * Percentage change information not meaningful.

FIRST OAK BROOK BANCSHARES, INC. AND SUBSIDIARY
SELECTED CONSOLIDATED FINANCIAL DATA (UNAUDITED)

                                                                     Three months ended                  Six months ended
                                                                          June 30,             %           June 30,             %
(In Thousands Except Share and Per Share Data)                        2002        2001       Change    2002         2001      Change
                                                                  ---------------------------------   ------------------------------
AVERAGE BALANCES:
     Loans, net of unearned income                                $  939,201   $   848,537      11    $  919,208  $  841,291      9
     Investment Securities                                           360,991       316,773      14       347,640     314,502     11
     Earning assets                                                1,358,136     1,209,855      12     1,336,090   1,197,287     12
     Total assets                                                  1,432,432     1,282,272      12     1,411,625   1,268,990     11
     Demand deposits                                                 209,565       190,935      10       208,013     191,873      8
     Total deposits                                                1,132,442       993,934      14     1,102,478     981,030     12
     Shareholders' equity                                            102,164        92,792      10       101,805      91,228     12

COMMON STOCK DATA
     Earnings per share:
        Basic                                                     $     (.37)  $       .51    (173)   $      .26  $      .98    (73)
        Diluted                                                         (.36)          .50    (172)          .25         .96    (74)
     Weighted average shares outstanding:
        Basic                                                      6,337,027     6,332,887       -     6,332,343   6,341,212      -
        Diluted                                                    6,523,407     6,427,402       1     6,503,388   6,433,852      1
     Cash dividends paid per share                                $      .12   $       .11       9    $      .24  $      .22      9
     Market price at period end                                   $    31.57   $     22.25      42
     Book value per share                                         $    15.74   $     14.68       7
     Price to book ratio                                                2.01          1.52      32
     Price to earnings ratio/(1)/                                      22.39x        11.96x     87
     Period end shares outstanding                                 6,519,239     6,321,031       3

FINANCIAL RATIOS
     Return on average assets/(3)/                                     (.65)%         1.01%   (164)          .23%        .99%   (77)
     Return on average shareholders' equity/(3)/                      (9.15)%        13.89%   (166)         3.24%      13.70%   (76)
     Overhead ratio/(3)/                                                1.41%         1.46%     (3)         1.43%       1.45%    (1)
     Efficiency ratio/(3/                                              56.65%        61.20%     (7)        57.37%      61.93%    (7)
     Net interest margin on average earning assets/(2)(3)/              3.58%         3.21%     12          3.52%       3.15%    12
     Net interest spread/(2)(3)/                                        3.00%         2.27%     32          2.92%       2.15%    36
     Dividend payout ratio                                           (38.73)%        21.66%   (279)       101.59%      22.46%   352

/(1)/ Calculated using the end of period market price divided by the last twelve months diluted earnings per share.
/(2)/   On a fully tax equivalent basis.
/(3)/   Annualized

FIRST OAK BROOK BANCSHARES, INC. AND SUBSIDIARY
SELECTED CONSOLIDATED FINANCIAL DATA (UNAUDITED)

                                                                              June 30,       December 31,
(In Thousands)                                                                   2002            2001
                                                                             ----------------------------
CAPITAL RATIOS                       (Minimum for "well capitalized")

Company Consolidated:
     Tier 1 capital ratio                           6.0%                        10.67%          10.03%
     Total risk-based capital ratio                10.0%                        11.92%          10.72%
     Capital leverage ratio                         5.0%                         7.97%           7.42%


Oak Brook Bank:
     Tier 1 capital ratio                           6.0%                        10.25%          10.38%
     Total risk-based capital ratio                10.0%                        11.50%          11.07%
     Capital leverage ratio                         5.0%                         7.64%           7.67%

ASSET QUALITY RATIOS
     Nonperforming loans                                                     $ 18,942/(1)/    $ 1,732
     Nonpeforming assets                                                       19,210           1,878
     Nonperforming loans to total loans                                          1.99%            .19%
     Nonperforming assets to total assets                                        1.25%            .14%
     Net charge-offs to average loans (annualized)                                .03%            .03%
     Allowance for loan losses to total loans                                    1.91%            .76%
     Allowance for loan losses to non performing loans                            .96x           4.03x

/(1)/  Included in this total is the $17.2 million construction loan.